Exhibit 99
NEWS RELEASE

From:	Citizens First Bancorp, Inc.
Contact:	Marshall J. Campbell
Chairman, President and CEO
Corporate Office:	525 Water Street
Port Huron, Michigan 48060
Telephone:	(810) 987-8300
CITIZENS FIRST BANCORP, INC.
ANNOUNCES A 15.8% INCREASE IN SECOND QUARTER EARNINGS
AND $0.09 PER SHARE CASH DIVIDEND
FOR IMMEDIATE RELEASE:
          PORT HURON, MICHIGAN, AUGUST 7, 2007. Citizens First Bancorp, Inc. (the “Company”)(NASDAQ: CTZN), the holding company for Citizens First Savings Bank (“Citizens First”), today announced that it earned $2.2 million, or $.27 per basic share, for the quarter ended June 30, 2007, as compared to net income of $1.9 million, or $0.24 per basic share, for the quarter ended June 30, 2006, a 15.8% increase. The Company’s book value per share at June 30, 2007 was $21.40 compared to $20.87 at December 31, 2006, which represents a 2.5% increase. During the second quarter, the company repurchased 103,000 shares at an average cost per share of $21.93.
     Dividends
     On July 19, 2007, the Company’s Board of Directors declared a quarterly cash dividend of $0.09 per share. The dividend is expected to be paid on August 24, 2007 to stockholders of record on August 10, 2007.
     Financial Condition
     Total assets increased $11.4 million, or 0.6% to $1.787 billion at June 30, 2007 from $1.775 billion at December 31, 2006, primarily due to an increase of $26.0 million, or 3.7% in the commercial loan portfolio. The increase in total assets was partially offset by a decrease of cash and due from depository institutions of $6.2 million and a decrease in consumer loans of $12.8 million. The consumer loan decrease is related to management’s decision in the third quarter of 2006 to reduce indirect vehicle lending due to the recent economic conditions of the State of Michigan.
     Total liabilities increased $10.7 million, or 0.7%, to $1.608 billion at June 30, 2007 from $1.598 billion at December 31, 2006. The primary reason for the increase was due to an increase of $77.7 million in FHLB advances and Federal funds purchased, offset by a decrease in total deposits of $67.2 million. This was partially due to a decrease of $14.0 million in brokered deposits due to scheduled maturities and a net decrease of $4.6 million in public funds due to public entities withdrawing funds for their general operating purposes.
     Nonperforming loans totaled $30.2 million at June 30, 2007 compared to $25.7 million at December 31, 2006, an increase of $4.6 million, or 17.8%. Correspondingly, nonperforming assets as a percentage of total assets increased to 1.96% at June 30, 2007 compared to 1.63% at December 31, 2006. A majority of the increase in total nonperforming assets resulted from the increase in nonperforming real estate mortgage loans and other real estate owned. The increase in nonperforming real estate mortgage loans is primarily due to a rise in foreclosures reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan. While most financial institutions who operate in the State of Michigan are experiencing unfavorable results in loans between 30 and 90 days past due, the Company’s delinquency rate for loans between 30 and 90 days past due improved by 19.6% during the quarter. The Company does not hold any sub-prime loans in our loan portfolio.
     Management performed a detailed review of the classifications of our loan portfolio during the quarter based on the recently updated Call Report instructions. The shift in loan categories from March 31, 2007 to June 30, 2007 provides a more representative presentation of our loan portfolio at June 30, 2007. The reclassification did not affect the overall size of the portfolio but resulted in:
•	a $14.6 million net reduction in construction and development loans for accounts that moved to conventional one-to-four family residential loans,

•	a $17.9 million net reduction in conventional one-to-four family residential loans as a result of the above mentioned change, offset by a securitization of $51.4 million in fixed and variable rate residential mortgage loans as mortgaged backed securities and subsequently purchased by the Company to improve liquidity, and

•	a $234.4 million net reduction in general commercial loans for accounts that were collateralized by real estate. These loans were reclassified to multifamily real estate loans and nonfarm, nonresidential real estate loans in the amount of $48.6 million and $136.3 million respectively.
     Results of Operations
     Net interest income, before provision for loan losses, for the three and six months ended June 30, 2007 totaled $13.5 million and $27.3 million, respectively, as compared to $13.6 million and $26.9 million for the same periods in the prior year. Due to the competitive nature in attracting new deposits, market rates for deposits increased at a faster rate than market lending rates during the three and six months ended June 30, 2007 as compared to the same period last year. The increased costs of attracting new and maintaining current deposits, and an increase in the cost of borrowings to fund loan growth compressed net interest margin, which fell 12 basis points to 3.26% for the six months ended June 30, 2007 as compared to 3.38% for the same period last year.

     The provision for loan losses for the three and six months ended June 30, 2007 were $491,000 and $1.8 million as compared to $710,000 and $1.6 million for the same period in the prior year, respectively. The provision for loan losses decreased by $219,000 for the three months ended June 30, 2007 compared to the same period last year due to a restructuring of our balance sheet through the securitization of approximately $51.4 million in fixed and adjustable rate residential mortgage loans. The loan loss allowance as a percentage of total loans increased to 0.93% at June 30, 2007 from 0.90% at December 31, 2006. The allowance for loan losses as a percentage of nonperforming loans decreased from 55.7% at December 31, 2006 to 47.4% at June 30, 2007 as a result of the increase in nonperforming loans compared to the increase in the allowance for loan losses.
     Noninterest income for the three and six months ended June 30, 2007 increased 30.7% to $2.0 million, and 28.5% to $3.8 million compared to $1.5 million and $3.0 million, respectively, for the same period in the prior year. The increase was mainly attributable to an increase in service charges and other fees of $468,000, or 37.8%, and an increase in mortgage banking activities of $222,000, or 22.0%, for the six months ended June 30, 2007 over the same period in the prior year. The increase in service charges and other fees is a result of our efforts to enhance our available products to customers and revising our service charges on value added products over the last several months. Sales of mortgage loans for the six months ended June 30, 2007, net of the $51.4 million mortgage loan sale which contributed approximately $50,000 in additional noninterest income, increased by 24.4% in terms of principal balance compared to the six months ended June 30, 2006.
     Noninterest expense for the three and six months ended June 30, 2007 increased 2.0% to $11.9 million and 1.2% to $22.7 million compared to $11.6 million and $22.5 million, respectively, for the same time periods in the prior year. The increase was primarily due to a $467,000 increase in office occupancy and equipment, mainly as a result of an increase in depreciation expense offset by a decrease of $640,000 in data processing fees for the six months ended June 30, 2007 compared to the same period in the prior year. Our compensation and employee benefits expenses have remained relatively flat for the six months ended June 30, 2007 as compared to the increases in these expenses experienced during the first half of 2006. These investments in human capital have allowed us to successfully complete the integration of our in house core processing and item processing functions, thus reducing data processing expenses.
     Citizens First Bancorp, Inc., through its subsidiary Citizens First Savings Bank, currently serves its customers from 24 full service-banking centers and 1 loan production office in St. Clair, Sanilac, Huron, Lapeer, Macomb and Oakland counties.
     Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Such forward-

looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, which are incorporated into this press release by reference. Other factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Bank’s market area, changes in relevant accounting principles and guidelines and other factors over which management has no control. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)

	June 30,	December 31,
	2007	2006
	(unaudited)
Total cash and cash equivalents	$18,533	$24,823
Certificates of Deposit	319	320
Securities available for sale	109,225	62,149
Federal Home Loan Bank Stock	20,523	19,360
Loans held for sale	5,642	2,097
Loans, net	1,533,620	1,582,411
Premises and equipment, net	43,975	43,265
Other assets	54,732	40,717

Total Assets	$1,786,569	$1,775,142

Deposits	$1,119,493	$1,186,658
FHLB advances and federal funds purchased	477,691	400,009
Other Liabilities	11,303	11,161

Total Liabilities	1,608,487	1,597,828

Stockholders’ Equity	178,082	177,314

Total Liabilities and Stockholders’ Equity	$1,786,569	$1,775,142

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended
	June 30,
	2007	2006
	(unaudited)	(unaudited)
Net Interest Income	$13,481	$13,607

Provision for Loan Losses	491	710

Net Interest Income after provision	12,990	12,897

Total Noninterest Income	1,989	1,522
Total Noninterest Expense	11,854	11,625

Income before Income Taxes	3,125	2,794
Income Tax Expense	971	934

Net Income	$2,154	$1,860

Net Interest Margin	3.19%	3.34%
Return on Average Assets	0.48%	0.43%
Return on Average Equity	4.80%	4.35%

Basic Earnings Per Share	$0.27	$0.24
Diluted Earnings Per Share	$0.27	$0.23

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six Months Ended
	June 30,
	2007	2006
	(unaudited)	(unaudited)
Net Interest Income	$27,335	$26,938

Provision for Loan Losses	1,750	1,580

Net Interest Income after provision	25,585	25,358

Total Noninterest Income	3,848	2,995
Total Noninterest Expense	22,748	22,487

Income before Income Taxes	6,685	5,866
Income Tax Expense	2,166	1,962

Net Income	$4,519	$3,904

Net Interest Margin	3.26%	3.38%
Return on Average Assets	0.51%	0.46%
Return on Average Equity	5.05%	4.58%

Basic Earnings Per Share	$0.56	$0.49
Diluted Earnings Per Share	$0.56	$0.49